Exhibit 99.1
Bravo Brio Restaurant Group, Inc. Reports Financial Results for the Third Quarter 2010
Company Provides Financial Outlook for Full Year 2010
Columbus, Ohio — November 16, 2010 — Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 weeks ended September 26, 2010. The Company also provided a financial outlook for the full year 2010.
Selected Highlights for the Third Quarter Compared to the Year-Ago Period Include the Following:
•	Revenues increased 8.9% to $83.7 million from $76.8 million

•	Total comparable restaurant sales increased 1.1%

•
Restaurant-level operating profit increased 3.1% to $14.4 million from $14.0 million. Excluding a non-recurring gain of $1.2 million recorded in the third quarter of 2009 related to the sale of a restaurant, restaurant-level operating profit increased 12.7%.

•
GAAP net loss available to common shareholders of ($0.3) million, or ($0.04) per diluted share, compared to GAAP net income available to common shareholders of $0.5 million, or $0.07 per diluted share for the year-ago period.

•
Excluding non-recurring gains of $1.2 million (reduction of restaurant operating costs) and $0.3 million (reduction of general and administrative costs) recorded in the third quarter of 2009 related to the aforementioned restaurant sale, GAAP net loss available to common shareholders would have been ($1.0) million, or ($0.13) per diluted share for the third quarter of 2009.

•
Modified pro forma net income of $3.0 million, or $0.15 per diluted share, compared to modified pro forma net income of $2.0 million, or $0.10 per diluted share. Please see reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

“We are very pleased with the progress we achieved in the third quarter, which included positive comparable sales, and modified pro forma EPS growth of approximately 50% compared to the prior year. Our recent IPO has given us the financial flexibility to further establish Bravo Brio as the best Italian restaurant company in America,” said Saed Mohseni, Chief Executive Officer and President, Bravo Brio Restaurant Group, Inc.
Third Quarter 2010 Financial Results
Revenues increased $6.9 million, or 8.9%, to $83.7 million in the third quarter of 2010, from $76.8 million in the third quarter of 2009. The increase in revenues was primarily due to an additional 79 operating weeks provided by four new restaurants opened in 2010 and three new restaurants opened at the end of 2009. Total comparable restaurant sales increased 1.1%, which was driven by an increase in comparable average check that was partially offset by a 2.0% decline in guest count.
Total restaurant operating costs increased $6.4 million, or 10.2%, to $69.3 million in the third quarter of 2010, from $62.8 million in the same period last year. As a percent of revenues, total restaurant operating costs increased to 82.8% in the third quarter of 2010 from 81.8% in the third quarter of 2009, which was primarily attributable to the recognition of $1.2 million in deferred lease incentives last year associated with the sale of a restaurant, and partially offset by lower labor costs.
GAAP net loss available to common shareholders for the third quarter of 2010 was ($0.3 million), or ($0.04) per diluted share, compared to GAAP net income available to common shareholders of $0.5 million, or $0.07 per diluted share, in the same period last year.

On a modified pro forma basis, a measure that management believes offers a more useful year-over-year performance comparison, net income available to common shareholders for the third quarter of 2010 was $3.0 million, or $0.15 per diluted share, compared to net income available to common shareholders of $2.0 million, or $0.10 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP to modified pro forma (non-GAAP) net income.
Third Quarter 2010 Brand Operating Highlights
Comparable restaurant sales at BRIO increased 3.4% in the third quarter of 2010 and average weekly sales were $92,300. At BRAVO!, comparable restaurant sales decreased 1.2% and average weekly sales were $63,300.
As of September 26, 2010, we owned and operated 47 BRAVO!, 37 BRIO, and one Bon Vie restaurant across 28 states.
Outlook
We are providing the following outlook for the full year 2010:
•	Revenues are expected to be in the $342.0 million to $345.0 million range

•	Total comparable restaurant sales are expected to increase by approximately 1.5%

•	Five restaurant openings, including two BRAVO! and three BRIO

•	Modified pro forma diluted earnings per share of $0.72 to $0.75, reflecting an annual increase of 80.0% to 87.5% from the full year 2009
Subsequent Events
On October 26, 2010, and subsequent to the end of the third quarter of 2010, we successfully completed our initial public offering of common shares at $14.00 per share, which included 5,000,000 shares offered by us and 6,500,000 shares offered by certain of our existing shareholders, including 1,500,000 shares sold to the underwriters to cover over-allotments. Total net proceeds to us from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $62.4 million. We used the net proceeds from the offering to repay indebtedness and for general corporate purposes. The selling shareholders include affiliates of private equity firms Bruckmann, Rosser, Sherrill & Co. Management, L.P., Castle Harlan, Inc. as well as Golub Capital.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss third quarter 2010 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, and Jim O’Connor, Chief Financial Officer.
The conference call can be accessed live over the phone by dialing (877) 741-4253, or for international callers, (719) 325-4829. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517; the conference ID is 4991936. The replay will be available until Tuesday, November 30, 2010.
The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.
Forward-Looking Statements
Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Registration Statement on Form S-1 originally filed July 2, 2010, as amended (Registration No. 333-167951).
Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.
Contacts:
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA
THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 26, 2010 AND SEPTEMBER 27, 2009
(unaudited; dollars and shares in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks		Thirty-Nine Weeks		Thirty-Nine Weeks
	Ended		Ended		Ended		Ended
	September 26,		September 27,		September 26,		September 27,
	2010		2009		2010		2009
	Actual		Actual		Actual		Actual

REVENUES	$83,704		$76,843		$254,700		$230,357

TOTAL COSTS AND EXPENSES:
Cost of Sales	21,735	26.0%	20,084	26.1%	66,124	26.0%	60,849	26.4%
Labor	28,404	33.9%	26,470	34.4%	86,504	34.0%	80,203	34.8%
Operating	13,465	16.1%	12,247	15.9%	40,025	15.7%	37,512	16.3%
Occupancy	5,672	6.8%	4,042	5.3%	16,982	6.7%	14,477	6.3%
General and administrative expenses	4,870	5.8%	3,899	5.1%	13,857	5.4%	12,950	5.6%
Restaurant preopening costs	207	0.2%	783	1.0%	1,892	0.7%	2,843	1.2%
Depreciation and amortization	4,272	5.1%	3,988	5.2%	12,607	4.9%	11,877	5.2%

Total costs and expenses	78,625	93.9%	71,513	93.1%	237,991	93.4%	220,711	95.8%

INCOME FROM OPERATIONS	5,079	6.1%	5,330	6.9%	16,709	6.6%	9,646	4.2%

NET INTEREST EXPENSE	1,779	2.1%	1,591	2.1%	5,322	2.1%	5,284	2.3%

INCOME BEFORE INCOME TAXES	3,300	3.9%	3,739	4.9%	11,387	4.5%	4,362	1.9%

INCOME TAX EXPENSE	44	0.1%	162	0.2%	148	0.1%	282	0.1%

NET INCOME	3,256	3.9%	3,577	4.7%	11,239	4.4%	4,080	1.8%

Undeclared Preferred Dividends	(3,522)		(3,090)		(9,701)		(8,510)

NET (LOSS) INCOME ATTRIBUTED TO COMMON SHAREHOLDERS	$(266)		$487		$1,538		$(4,430)

Basic and Diluted Shares	7,234		7,234		7,234		7,234

Basic and Diluted Earnings Per Share	$(0.04)		$0.07		$0.21		$(0.61)

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

Management Fees (1)	358		416		1,251		1,286
Incremental Public Company Costs (2)	(306)		(306)		(918)		(918)
Stock Compensation Expense (3)	(450)		(450)		(1,350)		(1,350)
Interest Expense (4)	1,327		973		3,882		3,174
Income Tax Expense (5)	(1,225)		(692)		(4,128)		(1,226)
Undeclared Preferred Dividends (6)	3,522		3,090		9,701		8,510
Gain on Sale of Restaurant (7)	—		(1,527)		—		(1,527)

TOTAL ADJUSTMENTS	3,226		1,504		8,438		7,949

MODIFIED PRO FORMA NET INCOME	$2,960		$1,991		$9,976		$3,519

Basic Shares — Modified Pro Forma	19,250		19,250		19,250		19,250

Basic Eanings Per Share — Modified Pro Forma	$0.15		$0.10		$0.52		$0.18

Diluted Shares — Modified Pro Forma	20,400		20,400		20,400		20,400

Diluted Earnings Per Share — Modified Pro Forma	$0.15		$0.10		$0.49		$0.17

Notes to adjustments shown above:

1.	Represents management fees and expenses to our private equity sponsors which will not be incurred subsequent to our IPO.

2.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

3.
Represents an estimate of recurring stock compensation expense which will be incurred subsequent to our IPO related to restricted shares issued pursuant to the Stock Incentive Plan which was approved by our Board of Directors in October, 2010.

4.
Represents an adjustment to interest expense assuming our current post-IPO long-term debt structure comprised of our $45 million term facility and $40 million revolving credit facility was in place as of the beginning of fiscal 2009.

5.
We currently have a full valuation allowance against our deferred tax asset and do not expect to have income tax expense in the near future. In the event we reverse the valuation allowance in the future, we will be recording income tax expense. This adjustment reflects a normalized tax rate of 30% which reflects our estimate of our long-term effective tax rate.

6.
The preferred shares plus cumulative undeclared preferred dividends were converted to common shares pursuant to the Exchange Agreement (executed as part of the IPO transaction). This adjustment reflects the add-back of undeclared preferred dividends as if the conversion occurred at the beginning of fiscal 2009.

7.
Reflects an adjustment for a gain on sale of a restaurant during the third quarter of 2009 primarily due to the recognition of deferred lease incentives as we do not expect gains of this nature in the future and to provide better comparison of operations to other companies.